EXHIBIT 5.1

April 1, 2005

Somera Communications, Inc.

301 S. Northpoint Drive

Coppell, Texas 75019

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 1, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 189,382 shares of Common Stock to be issued under the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”) and 1,995,591 shares of Common Stock to be issued under the Company’s 1999 Stock Option Plan (the “Option Plan”) (collectively, the “Shares”).

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the ESPP and Option Plan, and pursuant to the agreements which accompany the ESPP and the Option Plan, if applicable, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/S/ WILSON SONSINI GOODRICH & ROSATI, P.C.